HOST MARRIOTT REPORTS 2002 FUNDS FROM OPERATIONS OF $1.11 PER DILUTED SHARE

BETHESDA, MD; February 26, 2003 – Host Marriott Corporation (NYSE: HMT), the nation’s largest lodging real estate investment trust (REIT), today announced results of operations for the fourth quarter and for the year ended December 31, 2002. The full year results continued to reflect the difficult operating environment as the economy remains weak and business and leisure travel were below historic levels. Full year and fourth quarter results include the following:

•	The Company’s diluted loss per share was ($.04) and ($.19) for the fourth quarter and full year 2002, respectively, versus a diluted loss per share of ($.12) for the fourth quarter of 2001 and diluted earnings per share of $.08 for the full year 2001.

•	Total revenues were $1,181 million and $3,680 million for the fourth quarter and full year 2002, respectively, versus $1,052 million and $3,767 million, respectively, for the same periods of 2001.

•	Comparative Funds from Operations (“Comparative FFO”) were $.34 and $1.11 per diluted share for the fourth quarter and full year 2002, respectively, versus Comparative FFO of $.16 and $1.42, respectively, per diluted share for the same periods of 2001.

•	Earnings before Interest Expense, Income Taxes, Depreciation and Amortization and other non-cash items (“EBITDA”) was $261 million and $863 million for the fourth quarter and full year 2002, respectively, versus $209 million and $906 million, respectively, for the same periods of 2001.

Operating Results

Comparable RevPAR for the fourth quarter increased 10.6% while operating profit margins were up slightly over the fourth quarter of 2001. The Company’s fourth quarter RevPAR increase was the result of a significant occupancy increase of 6.4 percentage points and a slight increase in average room rate to $142.46. Full year 2002, comparable RevPAR declined 5.1% (comprised of a 5.9% decline in average room rate, that was partially offset by an occupancy increase of just under one percentage point), while margins declined less than two percentage points. The Company’s urban, resort and convention hotels, which contributed 69% of the 2002 hotel EBITDA for our comparable hotels, continue to outperform the overall portfolio with a full year RevPAR decline of 1.9%. For the quarter, these hotels generated RevPAR growth of 14.9% over the prior year.

Christopher J. Nassetta, president and chief executive officer, stated, “We were pleased to finish a demanding year with good fourth quarter results. Throughout the year, our hotels demonstrated the ability to offset declines in corporate travel with additional group business, leading to a slight increase in occupancy for the year. Once occupancies further improve, we would expect that our properties will be able to reverse recent declines in average rate, allowing us to increase revenues and benefit from increased operating efficiencies.”

Balance Sheet

At December 31, 2002, the Company had $361 million in cash on hand and $300 million of availability under its credit facility. Consistent with the goal of de-leveraging, in January 2003 the Company sold the Ontario Airport Marriott for total consideration of approximately $26 million, a portion of which was subsequently used to repay $17 million of mortgage debt.

W. Edward Walter, executive vice president and chief financial officer, stated, “Consistent with our financial strategy for the last 18 months, we will continue to maintain high cash reserves, which combined with limited debt maturities over the next two years, maximizes our financial flexibility in this challenging operating environment and positions us to be able to take advantage of opportunities that arise in the future. We expect to pursue additional asset sales during 2003, the proceeds of which will be utilized to either retire debt or reinvest in our portfolio.”

2003 Outlook

The Company believes RevPAR for full year 2003 will be flat to down modestly, with margins declining one to two percentage points. This guidance assumes that operations will continue to deteriorate in the near term as a result of the threat of imminent war in the Middle East. Based upon this guidance the Company estimates the following:

•	FFO per share for the full year should be in the range of $.80 to $.90;
•	EBITDA for the full year should be between $770 and $800 million.

Based upon the current outlook, the Company expects that it is unlikely that it will pay a meaningful dividend on its common stock for 2003.

Mr. Nassetta noted, “The combination of a weak economy, the potential for war in Iraq and threats of terrorism create a difficult climate for the hotel industry to launch a recovery. We are well prepared to deal with the near term uncertainties, and expect to take full advantage of the recovery once the long term strength inherent in lodging industry fundamentals begins to take effect.”

Host Marriott is a Fortune 500 lodging real estate company that currently owns or holds controlling interests in 122 upscale and luxury hotel properties primarily operated under premium brands, such as Marriott, Ritz-Carlton, Hyatt, Four Seasons, Swissôtel and Hilton. For further information, please visit the Company’s website at www.hostmarriott.com.

This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes. For further information regarding risks and uncertainties associated with our business, please refer to the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 25, 2003 and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*** Tables to Follow***

HOST MARRIOTT CORPORATION

Overview

The Company

Host Marriott Corporation is primarily the owner of hotel properties. We operate as a self-managed and self-administered real estate investment trust (REIT). We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Marriott, L.P. (“Host LP”) of which we are the sole general partner. For each share of our common stock, Host LP has issued to us one unit of operating partnership interest, or OP Unit. When distinguishing between Host Marriott and Host LP, the primary difference is the 10% partnership interests of Host LP held by outside partners as of December 31, 2002, which is reflected as minority interest in our balance sheet and minority interest expense in our statement of operations.

Readers are encouraged to find further detail regarding our corporate structure in our annual report on Form 10-K.

Comparative Measures

Included in this press release are non-GAAP financial measures that we use and that we believe are useful to investors: Comparative Funds From Operations Available to Common Stockholders, which we refer to as Comparative FFO, Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA and various hotel operating statistics.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminish predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be misleading or uninformative. The National Association of Real Estate Investment Trusts, or NAREIT, adopted the definition of Funds From Operations, or FFO, in order to promote an industry-wide standard measure of REIT operating performance that would not have certain drawbacks associated with net income under accounting principles generally accepted in the United States of America, or GAAP. Management believes that the presentation of Comparative FFO (defined below) provides useful information to investors regarding our financial condition and results of operations because it is a measure of our ability to service debt, fund capital expenditures and expand our business.

However, Comparative FFO and EBITDA as presented may not be comparable to amounts calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets, interest expense (for EBITDA purposes only) and other items have been and will be incurred and are not reflected in the EBITDA and Comparative FFO presentations.

Comparative FFO.    NAREIT defines FFO as net income (computed in accordance with GAAP) excluding gains (or losses) from sales of real estate and real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Comparative FFO consists of FFO (as defined above) adjusted for significant non-recurring items. We adjust FFO for the tax effect of significant non-recurring items such as the repurchase of the leasehold interests in 2000 and 2001 and tax refunds in 2002. Additionally, we adjust FFO to recognize contingent rental revenue deferred under SAB 101 (defined herein). All of which has been earned on an annual basis. We also adjust FFO to reflect the payment of our preferred dividends as these funds are not available to common shareholders, which is consistent with the calculation of net income available to common shareholders under GAAP.

EBITDA.    Management believes that the presentation of EBITDA provides useful information to investors regarding our financial condition and results of operations because EBITDA is useful for evaluating our capacity to incur and service debt, fund capital expenditures and to expand our business. Specifically, our lenders and rating agencies believe that EBITDA is a better measure of unlevered cash flow that can be isolated by asset and is utilized to determine our ability to service debt. Restrictive covenants in the indenture pursuant to which our senior notes were issued and our credit facility each contain incurrence ratios based on EBITDA. Management also uses EBITDA as one measure in determining the value of acquisitions and dispositions.

HOST MARRIOTT CORPORATION

Overview

Reporting Periods.    Results of operations for our hotels that are both managed and operated under the Marriott brand name, report results on a 52 or 53-week fiscal year, which ends on the Friday closest to December 31. In 2002, these hotels reported 53 weeks of operations compared to 52 weeks for 2001. Our consolidated financial statements have been adjusted to reflect the results of operations for these properties on a calendar year basis. However, in reporting our hotel operating statistics (average room rates, occupancy, RevPAR and the Schedule of Comparable Property Level Results) the results of the Marriott managed and branded hotels reflect 53 weeks and 17 weeks for the full year and fourth quarter 2002, respectively, compared to 52 weeks and 16 weeks for the full year and fourth quarter 2001, respectively.

HOST MARRIOTT CORPORATION

Consolidated Balance Sheets (a)

(in millions, except share amounts)

	December 31, 2002	December 31, 2001
	(unaudited)	(audited)
ASSETS
Property and equipment, net	$7,031	$6,999
Notes and other receivables	53	54
Due from managers	82	141
Investments in affiliates	133	142
Other assets	523	536
Restricted cash	133	114
Cash and cash equivalents	361	352

	$8,316	$8,338

LIABILITIES AND SHAREHOLDERS’ EQUITY
Debt
Senior notes	$3,247	$3,235
Mortgage debt	2,289	2,261
Other	102	106

	5,638	5,602
Accounts payable and accrued expenses	118	121
Other liabilities	252	321

Total liabilities	6,008	6,044

Minority interest	223	210
Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary whose sole assets are convertible subordinated debentures due 2026 (“Convertible Preferred Securities”)	475	475

Shareholders’ equity
Cumulative redeemable preferred stock (liquidation preference $354 million), 50 million shares authorized; 14.1 million shares issued and outstanding	339	339
Common stock, par value $.01, 750 million shares authorized; 263.7 million shares and 261.4 million shares issued and outstanding, respectively	3	3
Additional paid-in capital	2,100	2,051
Accumulated other comprehensive loss	(2)	(5)
Deficit	(830)	(779)

Total shareholders’ equity	1,610	1,609

	$8,316	$8,338

(a)	Our consolidated balance sheet as of December 31, 2002 has been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted. The consolidated balance sheets should be read in conjunction with the consolidated financial statements and notes thereto included in the annual report on Form 10-K.

HOST MARRIOTT CORPORATION

Consolidated Statements of Operations (a)

(in millions, except per share amounts)

	Sixteen weeks ended		Year ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenues
Rooms	$678	$582	$2,167	$2,222
Food and beverage	390	343	1,146	1,125
Other	82	78	266	282

Total hotel sales	1,150	1,003	3,579	3,629
Rental income (b)	31	47	101	136
Other income	—	2	—	2

Total revenues	1,181	1,052	3,680	3,767

Expenses
Rooms	168	152	533	541
Food and beverage	285	256	847	843
Hotel departmental expenses	305	276	951	945
Management fees	51	34	161	177
Other property-level expenses (b)	98	89	301	298
Depreciation and amortization	118	111	372	374
Corporate expenses	2	8	30	32
Other expenses	7	10	19	19
Lease repurchase expense	—	—	—	5

Total expenses	1,034	936	3,214	3,234

Operating profit	147	116	466	533
Minority interest income (expense)	1	3	(7)	(23)
Interest income	6	11	20	36
Interest expense	(148)	(148)	(466)	(458)
Net gains on property transactions	2	2	5	6
Equity in earnings (losses) of affiliates	(3)	—	(9)	3
Dividends on Convertible Preferred Securities	(10)	(10)	(32)	(32)

Income (loss) before income taxes	(5)	(26)	(23)	65
Benefit from (provision) for income taxes	2	6	(6)	(9)

Income (loss) from continuing operations	(3)	(20)	(29)	56
Income (loss) from discontinued operations	—	(2)	7	(3)

Income (loss) before extraordinary items	(3)	(22)	(22)	53
Extraordinary gain (loss) on the extinguishment of debt	—	(1)	6	(2)

Net income (loss)	$(3)	$(23)	$(16)	$51
Less: preferred dividends	(8)	(9)	(35)	(32)

Net income (loss) available to common shareholders	$(11)	$(32)	$(51)	$19

Basic earnings (loss) per common share	$(.04)	$(.12)	$(.19)	$.08

Diluted earnings (loss) per common share	$(.04)	$(.12)	$(.19)	$.08

(a)	Our consolidated statements of operations for the year ended December 31, 2002 and the sixteen weeks ended December 31, 2002 and 2001 have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted. The consolidated statements of operations should be read in conjunction with the consolidated financial statements and notes thereto included in our annual report on Form 10-K.

HOST MARRIOTT CORPORATION

Consolidated Statements of Operations (a)

(in millions, except per share amounts)

(b)	Rental income and expense for the sixteen weeks and years ended December 31, 2002 and 2001 are as follows:

	Sixteen weeks ended		Year ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
Rental income
Full-service(1)	$5	$15	$24	$53
Limited service	24	30	71	77
Office buildings	2	2	6	6

	$31	$47	$101	$136

Rental and other expenses
Full-service(1)	$2	$2	$7	$12
Limited service	22	21	70	71
Office buildings	1	1	3	3

	$25	$24	$80	$86

(1)	Effective June 16, 2001, we repurchased from third parties the lessee entities with respect to four of the five full-service properties for which we had previously recorded rental income, effectively terminating the leases for financial reporting purposes.

HOST MARRIOTT CORPORATION

Reconciliation of Earnings per Share (a)

(in millions, except per share amounts)

	Sixteen weeks ended December 31, 2002			Sixteen weeks ended December 31, 2001
	Income (loss) (Numerator)	Shares (Denominator)	Per Share Amount	Income (loss) (Numerator)	Shares (Denominator)	Per Share Amount
Net loss	$(3)	263.6	$(.01)	$(23)	261.0	$(.09)
Dividends on preferred stock	(8)	—	(.03)	(9)	—	(.03)

Basic loss available to common shareholders per share	(11)	263.6	(.04)	(32)	261.0	(.12)
Assuming distribution of common shares granted under the comprehensive stock plan, less shares assumed purchased at average market price	—	—	—	—	—	—

Diluted loss per share	$(11)	263.6	$(.04)	$(32)	261.0	$(.12)

	Year ended December 31, 2002			Year ended December 31, 2001
	Income (loss) (Numerator)	Shares (Denominator)	Per Share Amount	Income (loss) (Numerator)	Shares (Denominator)	Per Share Amount
Net income (loss)	$(16)	263.0	$(.06)	$51	248.1	$.21
Dividends on preferred stock	(35)	—	(.13)	(32)	—	(.13)

Basic earnings (loss) available to common shareholders per share	(51)	263.0	(.19)	19	248.1	.08
Assuming distribution of common shares granted under the comprehensive stock plan, less shares assumed purchased at average market price	—	—	—	—	5.1	—

Diluted earnings (loss) per share	$(51)	263.0	$(.19)	$19	253.2	$.08

(a)	Basic earnings per common share is computed by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding. Diluted earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders as adjusted for potentially dilutive securities, by the weighted average number of shares of common stock outstanding plus other potentially dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, those common and preferred OP Units held by minority partners, other minority interests that have the option to convert their limited partnership interests to common OP Units and the Convertible Preferred Securities. No effect is shown for any securities that are anti-dilutive.

HOST MARRIOTT CORPORATION

Comparative Funds from Operations

(unaudited, in millions, except per share amounts)

	Sixteen weeks ended		Year ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
Funds from Operations
Income (loss) from continuing operations	$(3)	$(20)	$(29)	$56
Depreciation and amortization	115	107	366	366
Partnership adjustments	2	(5)	20	30
Income (loss) from discontinued operations	—	(1)	—	1

Funds from operations of Host LP	114	81	357	453
Lease repurchase expense	—	—	—	5
Effect on funds from operations of SAB 101 (a)	(3)	(18)	—	—
Tax benefit of lease repurchase (b)	3	7	12	10
Tax effect of nonrecurring items (c)	(4)	(16)	(4)	(16)

Comparative funds from operations of Host LP	110	54	365	452
Dividends on preferred stock	(8)	(9)	(35)	(32)

Comparative funds from operations of Host LP available to common unitholders	102	45	330	420
Comparative funds from operations of minority partners of Host LP (d)	(10)	(3)	(30)	(50)

Comparative funds from operations available to common shareholders of Host Marriott	$92	$42	$300	$370

Comparative funds from operations of Host Marriott per basic common share	$.35	$.16	$1.14	$1.49

Comparative funds from operations of Host Marriott per diluted common share	$.34	$.16	$1.11	$1.42

(a)	Results for the sixteen weeks ended December 31, 2002 and 2001 are adjusted to reflect contingent rent that was previously deferred under SEC Staff Accounting Bulletin 101, or SAB 101. This adjustment reflects revenues based on payment amounts calculated under our hotel leases.

(b)	This adjustment reflects the realization of income tax benefit as a result of the purchase of 120 leasehold interests at year-end 2000 and during June 2001.

(c)	Comparative FFO is adjusted to reflect the effect of non-recurring items in the current period tax provision/(benefit) including the resolution of prior year tax matters and other items.

(d)	This adjustment reflects the Comparative FFO attributable to the interests in Host LP held by the minority partners in 2002 and 2001, respectively.

HOST MARRIOTT CORPORATION

Reconciliation of Comparative Funds from Operations per Share (a)

(unaudited, in millions, except per share amounts)

	Sixteen weeks ended December 31, 2002			Sixteen weeks ended December 31, 2001
	Funds (Numerator)	Shares (Denominator)	Per Share Amount	Funds (Numerator)	Shares (Denominator)	Per Share Amount
Basic Comparative Funds from Operations available to common shareholders	$92	263.6	$.35	$42	261.0	$0.16
Assuming distribution of common shares granted under the comprehensive stock plan, less shares assumed purchased at average market price	—	3.8	(.01)	—	4.1	—
Assuming conversion of Convertible Preferred Securities	10	30.9	—	—	—	—

Diluted Comparative Funds from Operations (b)	$102	298.3	$.34	$42	265.1	$0.16

	Year ended December 31, 2002			Year ended December 31, 2001
	Funds (Numerator)	Shares (Denominator)	Per Share Amount	Funds (Numerator)	Shares (Denominator)	Per Share Amount
Basic Comparative Funds from Operations available to common shareholders	$300	263.0	$1.14	$370	248.1	$1.49
Assuming distribution of common shares granted under the comprehensive stock plan, less shares assumed purchased at average market price	—	4.0	(.02)	—	5.1	(.03)
Assuming conversion of Convertible Preferred Securities	32	30.9	(.01)	32	30.9	(.04)

Diluted Comparative Funds from Operations (b)	$332	297.9	$1.11	$402	284.1	$1.42

(a)	Basic Comparative FFO per common share is computed by dividing Comparative FFO available to common shareholders by the weighted average number of shares of common stock outstanding. Diluted Comparative FFO per common share is computed by dividing Comparative FFO available to common shareholders, as adjusted for potentially dilutive securities, by the weighted average number of shares of common stock outstanding plus other potentially dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, those common and preferred OP Units held by minority partners, other minority interests that have the option to convert their limited partnership interest to common OP Units and the Convertible Preferred Securities. No effect is shown for any securities that are anti-dilutive.

(b)	Minority common and preferred OP Units were anti-dilutive for all periods presented. For the sixteen weeks and year ended December 31, 2002 there were 27.9 million and 26.3 million weighted average units outstanding with a minority interest in Comparative FFO of $10 million and $30 million, respectively. For the sixteen weeks and year ended December 31, 2001 there were 21.7 million and 34.1 million weighted average units outstanding with a minority interest in Comparative FFO of $3 million and $50 million, respectively. There would be no change in the reported diluted Comparative FFO per share had these minority units been converted.

HOST MARRIOTT CORPORATION

EBITA and Comparative Funds From Operations Reconciliation

(unaudited, in millions)

	Sixteen weeks ended		Year ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
Income (loss) from continuing operations	$(3)	$(20)	$(29)	$56
EBITDA from discontinued operations	—	—	—	3
Effect on revenue of SAB 101	(3)	(18)	—	—
Interest expense	148	148	466	458
Dividends on Convertible Preferred Securities	10	10	32	32
Depreciation and amortization	118	111	372	374
Minority interest (income) expense	(1)	(3)	7	23
Income taxes	(2)	(6)	6	9
Lease repurchase expense	—	—	—	5
Equity in (earnings) losses of affiliates	3	—	9	(3)
Other changes, net	(9)	(7)	—	(10)

EBITDA of Host LP	261	215	863	947
Distributions to minority interest partners of Host LP (a)	—	(6)	—	(41)

EBITDA of Host Marriott	$261	$209	$863	$906

EBITDA of Host LP	$261	$215	$863	$947
Interest expense	(148)	(148)	(466)	(458)
Dividends on Convertible Preferred Securities	(10)	(10)	(32)	(32)
Dividends on preferred stock	(8)	(9)	(35)	(32)
Income taxes	2	6	(6)	(9)
Partnership adjustments and other	6	2	(2)	12
Adjustments for discontinued operations operations	—	(2)	—	(2)
Tax benefit of lease repurchase (b)	3	7	12	10
Tax effect of nonrecurring items (c)	(4)	(16)	(4)	(16)

Comparative Funds from Operations of Host LP available to common unitholders	102	45	330	420
Comparative Funds from Operations of minority partners of Host LP (d)	(10)	(3)	(30)	(50)

Comparative Funds from Operations available to common shareholders of Host Marriott	$92	$42	$300	$370

(a)	Host REIT held approximately 90% and 92%, respectively, of the outstanding OP Units of Host LP at December 31, 2002 and December 31, 2001. The distributions to minority interest partners of Host LP reflect cash distributions made to minority holders of OP Units and holders of certain preferred OP Units.

(b)	This adjustment reflects the realization of income tax benefit as a result of the purchase of 120 leasehold interests at year-end 2000 and June 2001.

(c)	Comparative FFO is adjusted to reflect the effect of non-recurring items in the current period tax provision/(benefit) including the resolution of prior year tax matters and other items.

(d)	This adjustment reflects the Comparative FFO attributable to the minority interest partners of Host LP.

HOST MARRIOTT CORPORATION

Other Financial Data

(unaudited, in millions, except per share and ratio amounts)

	December 31, 2002		December 31, 2001
Equity
Common shares outstanding	263.7		261.4
Common shares and minority held common OP Units outstanding	291.5		283.0
Class A Preferred shares outstanding	4.1		4.1
Class B Preferred shares outstanding	4.0		4.0
Class C Preferred shares outstanding	6.0		6.0
Share price—common (a)	$8.85		$9.00
Share price—Class A Preferred stock (a)	$26.15		$24.91
Share price—Class B Preferred stock (a)	$25.65		$24.91
Share price—Class C Preferred stock (a)	$25.70		$25.00
Share price—Convertible Preferred Securities (a)	$36.94		$34.94

Dividends per share
Common (b)	$—		$.78
Class A Preferred (c)	$2.50		$2.50
Class B Preferred (c)	$2.50		$2.50
Class C Preferred (c)	$2.50		$1.91

Debt
Percentage of fixed rate debt	90%		98%
Weighted average interest rate	7.9%		8.2%
Weighted average debt maturity	5.5 years		6.2 years
Credit Facility, outstanding balance (d)	$—		$—

Financial Ratios (e)
Interest coverage ratio (EBITDA/cash interest) (f)	1.9	x	2.1	x
Ratio of Earnings to Fixed Charges and Preferred Dividends	—		1.1	x
Deficiency of Earnings to Fixed Charges and Preferred Dividends	$(32)		$—
Debt service coverage ratio (EBITDA/(cash interest + principal payments)) (f)	1.7	x	1.9	x

Other Financial Data
Construction in progress (g)	$39		$149

(a)	Share prices are the closing price on the balance sheet date, as reported by the New York Stock Exchange for the common and preferred stock. As Convertible Preferred Securities are not traded on an exchange, their per share price is the higher of the buy or sell price as provided by the trading desk for Goldman Sachs in New York, New York.

(b)	We did not declare a common stock dividend during 2002 on our common stock. During 2001, we paid three quarterly dividends of $.26 per common share but did not pay a fourth quarter dividend. The responsibility to declare dividends is the sole responsibility of our board of directors.

(c)	2002 dividends reflect a quarterly cash dividend of $.625 per share for the Class’ A, B and C Preferred Stock. 2001 dividends reflect quarterly cash dividends of $.625 per share, for both Class’ A and B Preferred Stock. The 2001 Class C Preferred Stock dividends reflect the pro rata dividend, based on the stated rate of 10% per annum on a liquidation value of $25 per share from the date of issuance. The responsibility to declare dividends is the sole responsibility of our board of directors.

(d)	Effective June 6, 2002, we entered into a credit facility with an aggregate revolving loan commitment of $400 million ($300 million of which is currently available, with the balance becoming available to the extent that our leverage ratios meet specified levels). As of December 31, 2002 and 2001, there were no outstanding borrowings under the credit facility.

HOST MARRIOTT CORPORATION

Other Financial Data

(unaudited, in millions, except per share and ratio data)

(e)	These ratios are intended to provide an investor with an understanding of our ability to make interest and principal payments on our current debt structure. The financial ratios are not calculated in the same manner as required by the senior notes indenture or the credit facility agreement. Calculation of these ratios consistent with those agreements would require, among other items, presentation of certain pro forma financial information which has not been provided. In addition, the coverage ratios have been calculated using EBITDA of Host LP.

(f)	Cash interest is calculated as interest expense under GAAP, less amortization of deferred costs and other non-cash interest expense, plus capitalized interest. The difference between the interest expense calculated in accordance with GAAP and cash interest was $16 million and $15 million for the years ended 2002 and 2001, respectively, and was due primarily to the amortization of deferred financing costs.

(g)	On January 4, 2002, the Ritz-Carlton, Naples Golf Resort was placed in service at a cost of approximately $75 million.

HOST MARRIOTT CORPORATION Comparable Property Statistics (unaudited) Comparable by Region
	As of December 31, 2002		Fourth quarter 2002			Fourth quarter 2001
	No. of Properties (a)	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR (b)	Average Daily Rate	Average Occupancy Percentages	RevPAR (b)	Percent Change in RevPAR
Atlanta	15	6,563	$136.00	62.9%	$85.57	$142.59	55.3%	$78.92	8.4
DC Metro	13	4,998	141.88	66.1	93.74	142.23	60.8	86.42	8.5
Florida	13	7,582	143.93	65.4	94.10	139.43	57.8	80.64	16.7
International	4	1,641	96.84	68.5	66.29	96.82	64.6	62.58	5.9
Mid-Atlantic	9	6,222	196.74	76.5	150.48	186.63	72.9	135.99	10.7
Mountain	8	3,313	105.98	57.0	60.43	106.08	55.1	58.45	3.4
New England	6	2,277	131.51	71.1	93.54	137.33	60.2	82.72	13.1
North Central	15	5,395	125.24	66.5	83.26	126.30	59.7	75.40	10.4
Pacific	23	11,822	146.04	64.6	94.40	149.96	56.5	84.67	11.5
South Central	12	6,514	129.08	73.9	95.43	126.95	69.1	87.73	8.8

All Regions	118	56,327	142.46	67.2	95.66	142.25	60.8	86.46	10.6

Comparable by Region
	As of December 31, 2002		Fourth quarter 2002			Fourth quarter 2001
	No. of Properties (a)	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR (b)	Average Daily Rate	Average Occupancy Percentages	RevPAR (b)	Percent Change in RevPAR
Atlanta	15	6,563	$138.70	66.4%	$92.03	$150.80	65.0%	$98.02	(6.1)
DC Metro	13	4,998	139.70	69.9	97.59	150.67	67.9	102.26	(4.6)
Florida	13	7,582	150.26	70.1	105.38	158.34	69.4	109.88	(4.1)
International	4	1,641	97.57	70.9	69.15	102.04	71.8	73.28	(5.6)
Mid-Atlantic	9	6,222	186.41	76.7	143.05	189.43	77.5	146.77	(2.5)
Mountain	8	3,313	107.89	64.1	69.19	110.02	66.2	72.79	(5.0)
New England	6	2,277	129.97	69.3	90.02	144.62	66.2	95.78	(6.0)
North Central	15	5,395	120.89	67.8	82.00	131.20	66.9	87.80	(6.6)
Pacific	23	11,822	149.43	69.3	103.63	163.96	68.9	112.98	(8.3)
South Central	12	6,514	128.62	76.8	98.79	132.32	75.5	99.91	(1.1)

All Regions	118	56,327	142.17	70.4	100.12	151.16	69.8	105.45	(5.1)

HOST MARRIOTT CORPORATION

Comparable Property Statistics

(unaudited)

Other Portfolio Statistics
	As of December 31, 2002		Fourth quarter 2002			Fourth quarter 2001
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR (b)	Average Daily Rate	Average Occupancy Percentages	RevPAR (b)	Percent Change in RevPAR
Ritz-Carlton (c)	9	3,536	$222.59	60.9%	$135.53	$219.34	54.7%	$119.97	13.0%

	As of December 31, 2002		Full year 2002			Full year 2001
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR (b)	Average Daily Rate	Average Occupancy Percentages	RevPAR (b)	Percent Change in RevPAR
Ritz-Carlton (c)	9	3,536	$228.98	64.4%	$147.58	$244.42	65.3%	$159.69	(7.6)%

(a)	We define our comparable hotels as properties that are owned or leased directly or indirectly, by us and for which we reported operations throughout 2002 and 2001. We exclude from our operating results hotels that have been acquired or sold during the periods, or that have had substantial property damage or that have undergone large scale capital projects. We believe that the comparable results help our investors and management evaluate the recurring operating performance of our properties in similar environments, including comparisons with other REITs and hotel owners.

(b)	RevPAR represents room revenue per available room, which measures daily room revenues generated on a per room basis, excluding food and beverage revenues or other ancillary revenues generated by the property.

(c)	Includes nine Ritz-Carlton properties owned by us for all periods presented, excluding the Ritz-Carlton, Naples Golf Resort, which was placed in service in January 2002.

HOST MARRIOTT CORPORATION

Property Statistics by Region (All Properties)

(unaudited)

	As of December 31, 2002		Fourth quarter 2002			Fourth quarter 2001
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR	Average Daily Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Atlanta	15	6,563	$136.00	62.9%	$85.57	$142.59	55.3%	$78.92	8.4
DC Metro	13	4,998	141.88	66.1	93.74	142.23	60.8	86.42	8.5
Florida	14	7,877	145.41	64.6	93.93	139.43	57.8	80.64	16.5
International	6	2,552	109.67	69.3	76.01	110.79	64.6	71.53	6.3
Mid-Atlantic	10	6,726	197.74	76.4	151.07	183.08	72.3	132.44	14.1
Mountain	8	3,313	105.98	57.0	60.43	105.84	54.4	57.56	5.0
New England	7	3,416	151.95	71.6	108.85	137.33	60.2	82.72	31.6
North Central	15	5,395	125.24	66.5	83.26	126.30	59.7	75.40	10.4
Pacific	23	11,822	146.04	64.6	94.40	149.96	56.5	84.67	11.5
South Central	12	6,514	129.08	73.9	95.43	125.26	67.8	84.93	12.4

All Regions	123	59,176	144.15	67.3	96.97	141.49	60.7	85.94	12.8

	As of December 31, 2002		Full year 2002			Full year 2001
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR	Average Daily Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Atlanta	15	6,563	$138.70	66.4%	$92.03	$150.80	65.0%	$98.02	(6.1)
DC Metro	13	4,998	139.70	69.9	97.59	150.67	67.9	102.26	(4.6)
Florida	14	7,877	152.53	69.3	105.76	158.34	69.4	109.88	(3.8)
International	6	2,552	110.03	71.0	78.09	113.34	70.7	80.18	(2.6)
Mid-Atlantic	10	6,726	186.47	76.5	142.70	189.76	77.5	147.06	(3.0)
Mountain	8	3,313	107.87	64.1	69.17	113.03	65.8	74.35	(7.0)
New England	7	3,416	142.27	70.0	99.65	144.62	66.2	95.78	4.0
North Central	15	5,395	120.89	67.8	82.00	131.20	66.9	87.80	(6.6)
Pacific	23	11,822	149.43	69.3	103.63	163.96	68.9	112.98	(8.3)
South Central	12	6,514	128.47	76.5	98.32	130.81	74.9	97.97	0.4

All Regions	123	59,176	143.19	70.4	100.74	151.68	69.9	105.96	(4.9)

HOST MARRIOTT CORPORATION

Schedule of Comparable Hotel-Level Results (a)

(unaudited, in millions)

	Fourth quarter		Full year
	2002	2001	2002	2001
Number of hotels	118	118	118	118
Number of rooms	56,327	56,327	56,327	56,327
Percent change in RevPAR	10.6%		(5.1)%
Comparable operating profit margin	23.5%	23.3%	24.2%	26.0%
Percent change in comparable operating profit	15.2%		(9.6)%

Revenues
Room	$643	$554	$2,082	$2,160
Food and beverage	377	331	1,118	1,114
Other	76	76	248	282

Hotel sales	1,096	961	3,448	3,556

Expenses
Room	160	142	512	520
Food and beverage	274	242	819	821
Other	45	41	144	147
Management fees, ground rent and other costs	359	312	1,138	1,144

Hotel expenses	838	737	2,613	2,632

Comparable Hotel Operating Profit	$258	$224	$835	$924

(a)	We define our comparable hotels as properties that are owned or leased directly, or indirectly, by us and for which we reported operations throughout 2002 and 2001. We exclude from our operating results hotels that have been acquired or sold during the periods or that have had substantial property damage or that have undergone large scale capital projects. We also exclude rental income from non-hotel properties and the results of our leased limited service hotels. Based on this definition we consider 118 of our hotels to be comparable properties for the periods presented.

We believe that the comparable hotel-level results help our investors and management evaluate the recurring operating performance of our properties in similar environments, including in comparisons with other REITs and hotel owners. While these measures are based on GAAP, certain costs such as depreciation, corporate expenses and other non-recurring revenues and expenses have been incurred and are not reflected in this presentation. As a result, the comparable hotel-level results do not represent total revenues or operating profit.